Exhibit 10.19

(Translation; for Reference Only)

December 20, 2012

between

HARDINGE PRECISION MACHINERY (JIAXING) CO., LTD.

as Mortgagor

and

CHINA CONSTRUCTION BANK JIAXING  BRANCH

as Mortgagee

MAXIMUM-AMOUNT MORTGAGE CONTRACT

THIS MAXIMUM-AMOUNT MORTGAGE CONTRACT is made on the contract by and between:

(i)                                     HARDINGE PRECISION MACHINERY (JIAXING) CO., LTD., a company located at No.2676, Wanguo Road, Jiaxing City, China,314000 with Richard Leigh Simons as its legal representative (or principal officer), and fax number +86-573-82601998 and telephone number +86-573-82601088 as Mortgagor (“Party A”); and

(ii)                                  CHINA CONSTRUCTION BANK JIAXING BRANCH, a company located at No.208, Ziyang Street, Jiaxing City, China, 314000 with Chen Qiang as its principal officer, and fax number +86-573-82032605 and telephone number +86-573-82065591 as Mortgagee (“Party B”).

Party A and Party B hereinafter are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(1)                                                       Party B will enter into and/or has entered into with _Hardinge Precision Machinery (Jiaxing) Co., Ltd.    (the “Debtor”) RMB loan agreement(s), foreign currency loan agreement(s), bank acceptance agreement(s), letter of credit (the “L/C”) issuance agreement(s),  letter of guarantee (the “L/G”) issuance agreement(s) and/or other legal documents during the period commencing from _20/12/2012_(d/m/y) and ending on _20/12/2014    (d/m/y)(the “Period for Determining the Secured Indebtedness”) (such contracts, agreements and/or other legal documents entered into during the Period for Determining the Secured Indebtedness  are referred to as the “Master Agreement” hereinafter) in order to provide the credit services listed in below items:

(i)                                  RMB/Foreign Currency loans;

(ii)                               acceptance of commercial bills;

(iii)                            issuance of L/C;

(iv)                           issuance of L/G;

(v)                              other credit services:                      .

(2)                                                       Party A has agreed to create a mortgage (this “Mortgage”) to secure all the debts incurred by the Debtor under the Master Agreement up to a maximum amount specified in Article 2.

In accordance with the relevant laws and regulations, Party A and Party B have entered into this Contract after consultation.

IT IS AGREED as follows:

1.                                      MORTGAGED PROPERTIES

1.1                               Party A shall create the Mortgage over the properties set out in the “List of Mortgaged Properties” (this “Mortgaged Properties”) set out in Article 12.

1.2                               In case the ownership certificate or other title document of the Mortgaged Properties is reissued/renewed, Party A shall not refuse to fulfill its duties and obligations under this Mortgage on the grounds that, details of the Mortgaged Properties recorded on the reissued/renewed ownership certificate or other title document or on the registration book maintained by the registration authority are inconsistent with those set out in (i) the “List of Mortgaged Properties”, or (ii) Certificate of Non-ownership Proprietary Rights or other mortgage certificates kept by Party B.

1.3                               Unless otherwise agreed by the Parties or stipulated under the applicable laws, any object or article newly added onto the Mortgaged Properties by attachments, mix-up, processing, conversion or alteration shall be deemed to be part of the Mortgaged Properties.  Party A shall complete the required registration of these newly added objects or articles upon Party B’s request.

1.4                               If the value of the Mortgaged Properties has decreased or may possibly decrease, which may prejudice Party B’s security interest under this Contract, Party A shall provide new security upon Party B’s request.

2.1                               SECURED INDEBTEDNESS AND MAXIMUM SECURED AMOUNT

2.1                               The secured indebtedness hereunder shall cover all the indebtedness of the Debtor under the Master Agreement, including without limitation the principal, interest accrued thereon (including  compound and default interest), damages, compensation, other amounts payable by the Debtor to Party B (including without limitation the expenses such as the handling fees, communication fees, miscellaneous fees and the bank charges that the beneficiary refuses to pay), as well as all costs and expenses that Party B may incur in connection with the realization of its creditor’s rights and  security interests, including without limitation any fees relating to litigation, arbitration, property preservation, travel and accommodation, enforcement, appraisal and evaluation, auction, notarization, service of documentation, public announcements and attorney’s fees. (the “Secured Indebtedness”).

2.2                               The maximum amount secured by this Mortgage shall be RMB 34,189,000.00 (the “Maximum Secured Amount”). If Party A performs its security obligations under this Mortgage, the Maximum Secured Amount shall be reduced in accordance with the actual amount paid by Party A.

2.3                               Notwithstanding the foregoing, all loans, interest, fees, expenses, or any other rights of Party B under the Master Agreement shall be covered by this Mortgage even though any of the same occurs outside the Period for Determining the Secured Indebtedness, or the maturity date of any of the same comes after the expiration of the Period for Determining the Secured Indebtedness.

3.                                      REGISTRATION OF MORTGAGED PROPERTIES

3.1                               The Parties shall complete the registration of the Mortgaged Properties with the competent registration authority within three working days after the execution of this Contract. On the date of the completion of the registration, Party A shall deliver to Party B all the originals of the Certificate of Non-ownership Proprietary Rights, the mortgage registration documents and other title documents.

4.                                      AMENDMENT TO THE MASTER AGREEMENT

4.1                               Party A agrees that Party B and the Debtor are not obligated to notify Party A of any amendment to the Master Agreement made by Party B and the Debtor, including without limitation any extension of the term of the indebtedness and any increase of the principal. Party A shall remain liable within the Maximum Secured Amount.

4.2                               Changes to the Parties.  Party A’s  liability hereunder shall not be reduced or discharged upon occurrence of any of the following events:

(i)                                     any restructuring, merger, acquisition, division, capital increase/decrease, entering into joint venture or joint operation, change of name etc. of Party B or the Debtor; or

(ii)                                  any entrust to third parties by Party B to perform Party B’s obligation under the Master Agreement.

4.3                               Where the rights under the Master Agreement have been or will be assigned or transferred by Party B, the Mortgage hereunder shall be assigned or transferred concurrently. Party A shall assist Party B or such third party on the registration of such changes as required under the applicable laws.

4.4                               If the assignment or transfer of the rights or debts under the Master Agreement becomes ineffective or invalid, or is revoked or cancelled, Party A shall remain liable to Party B in accordance with this Contract.

5.                                      CUSTODY OF THE MORTGAGED PROPERTIES

5.1                               Party A shall duly possess, take good care and custody of, reasonably utilize and maintain the Mortgaged Properties in good condition and pay any and all relevant taxes and charges imposed on the Mortgaged Properties in a timely manner.  Party B is entitled to inspect the Mortgaged Properties and may request Party A to deliver the originals of the ownership or other title documents of the Mortgaged Properties to Party B for custody.

5.2                               If Party A entrusts or gives consent to a third party to possess, take care and custody of and/or utilize the Mortgaged Properties, it shall notify such third party of the existence of this Mortgage and Party B’s security interest herein, and shall request such third party to maintain the Mortgaged Properties in good condition, permit Party B to inspect the Mortgaged Properties and not to hinder Party B from realizing its security interest under this Mortgage.  Notwithstanding any provision in this Article 5.2, Party A shall not be released from its obligations under Article 5.1 and shall be held responsible for such third party’s acts.

5.3                               If the Mortgaged Properties cause body injuries to any person or damage to any property, Party A shall be solely liable for any and all consequences arising there from.  If any claim has been raised against Party B as a result of the abovementioned injury or damage, which results in Party B being held liable or paying any damages or compensations, it is entitled to request Party A for full indemnification.

6.                                      INSURANCE OF MORTGAGED PROPERTIES

6.1                               Unless otherwise agreed by the Parties, Party A shall insure the Mortgaged Properties in accordance with the applicable laws and Party B’s requirements on insurance type, term and amount to be insured.  The insurer shall have the required statutory qualifications to provide insurance and a good market reputation.

6.2                               The contents of the insurance policy shall satisfy the requirements of Party B and contain no restrictive conditions which may adversely affect Party B’s rights and interests.

The insurance policy shall specify the following:  (i) Party B is the preferred payee (first beneficiary) of any insurance proceeds payable by the insurer; (ii) no amendment shall be made to the insurance policy without Party B’s prior written consent; and (iii) upon occurrence of any insured event, the insurer shall pay the insurance proceeds payable upon such occasion directly into the account designated by Party B.

If the Mortgaged Properties are covered by an existing insurance on the execution date of this Contract but the insurance policy does not contain those details required by Party B as set out in this Article 6.2, Party A shall cause the insurance policy to be amended or annotated correspondingly.

6.3                               Party A shall ensure that the insurance remains valid at all times and shall not cause the same to be discontinued or suspended, revoked, invalidated, or cause the insurer’s obligations to be reduced or waived, or make amendment to the insurance policy without Party B’s prior consent.  If any of the secured indebtedness remains outstanding upon the expiration of the insurance, Party A shall renew the insurance for an extended period correspondingly.

6.4                               Party A shall deliver the original insurance policy of the Mortgaged Properties to Party B within _five_ working days from the execution date of this Contract, or in case of a renewed insurance policy, from the date of the renewal.  In addition, Party A shall deliver to Party B all the documents required for making insurance claims or for an assignment of the insurance claims.

6.5                               Party B may at its sole discretion choose to dispose of the insurance proceeds in any of the following methods and Party A shall assist Party B in facilitating such disposal:

(i)                                     To repair the Mortgaged Properties so as to restore their value;

(ii)                                  To repay or prepay the principal amount and the interest accrued under the Master Agreement and related costs;

(iii)                               To set up a pledge over the insurance proceeds to secure the debts under the Master Agreement; or

(iv)                              To be disposed of by Party A after Party A has provided new security satisfying Party B’s requirements.

7.                                      RESTRICTIONS ON DISPOSAL OF THE MORTGAGED PROPERTIES BY PARTY A

7.1                               Without Party B’s written consent, Party A shall not dispose of the Mortgaged Properties in any manner, including without limitation, abandonment, lease (including renewal of an expired lease), giving away as gifts, assignment or transfer, using the Mortgaged Properties as capital contribution, offering the Mortgaged Properties as security for any other debts, relocation, and change to public purpose, or accretion to other objects, or alteration or division.

7.2                               Subject to Party B’s written consent, the sales proceeds from Party A’s disposal of the Mortgaged Properties shall be deposited into the account designated by Party B.  Party B is entitled to elect any method set out in Article 6.5 (ii) to (iv) to dispose of the sales proceeds, and Party A shall assist Party B on the relevant procedures.

8.                                      INTERFERENCE OF THIRD PARTIES

8.1                               If the Mortgaged Properties are subject to any eminent domain or requisition, or are demolished, confiscated, revoked without compensation by the government, or seized, impounded, frozen, subject to custody of authorities or lien, sold by auction, dispossessed by force, destroyed or otherwise disposed of by a third party, Party A shall promptly notify Party B thereof and take measures in a timely manner to curb, preclude or remedy the circumstances so as to prevent the damage from escalating.  Upon Party B’s request, Party A shall provide new security satisfying Party B’s requirements.

8.2                               After occurrence of any of the events stipulated in Article 8.1, any residual portion of the Mortgaged Properties shall remain as collateral under this Mortgage.  Compensation proceeds received in connection with Article 8.1 events shall be deposited into the account designated by Party B.  Party B is entitled to elect any method set out in Article 6.5 (i) to (iv) to dispose of the compensation proceeds, and Party A shall assist Party B on the relevant procedures.

9.                                      REALIZATION OF MORTGAGE

9.1                               If the Debtor fails to repay any amount in full upon maturity date or upon such accelerated maturity date as determined by Party B in accordance with the Master Agreement or applicable laws and regulations, or commits any other breach under the Master Agreement, Party B is entitled to dispose of the Mortgaged Properties at its discretion.

9.2                               The value of the Mortgaged Properties stipulated in the “List of Mortgaged Properties” as set out in Article 12 or as otherwise agreed by the Parties (the “Interim Value”), irrespective whether recorded in the registration authority’s registration book, shall not be deemed as the definitive value of the Mortgaged Properties.  The definitive value thereof shall be the net amounts of the proceeds after deducting all taxes , fees and expenses.

If the Mortgaged Properties are used to offset the Secured Indebtedness, the Interim Value shall not be the basis for making the offset. The value of the Mortgaged Properties shall ultimately be determined by an agreement of the Parties through consultation or by a fair and equitable valuation conducted in accordance with applicable laws.

9.3                               The proceeds from Party B’s disposal of the Mortgaged Properties, after deducting all costs and expenses incurred during the sale or auction thereof (including without limitation the fees for custody, evaluation, auction, transfer, taxation, government levies for granting of state-owned land use rights), shall be used first to pay off the debts under the Master Agreement. The balance of the proceeds shall be returned to Party A.

9.4                               If Party A and the Debtor are one and the same entity/person, Party B may choose to enforce its creditor’s rights against Party A’s other properties and/or to dispose of the Mortgaged Properties in the order it deems appropriate without having to waive its mortgagee’s rights hereunder.

9.5                               Party A shall not interfere in any manner (including any action or omission) with the realization by Party B of its security rights under this Mortgage.

9.6                               The Mortgage shall be in addition to, and shall not be affected by, any other security which Party B may hold now or at any time in the future for the indebtedness under the Master Agreement (including without limitation guarantee, mortgage, pledge, letter of guarantee and standby letter of credit, referred to as “Other Security”) irrespective whether such Other Security is provided by the Debtor. Nor shall this Mortgage be affected by the invalidity or time of effectiveness of such Other Security, nor by any third party’s consent to perform part or all of the indebtedness, nor by Party B not taking any action against any other security provider. Party A hereby waives in advance any objection when and if Party B directly demands Party A to fulfill its obligations in accordance with this Mortgage.

9.7                               If the Maximum Secured Amount hereunder is less than the outstanding amount of the indebtedness under the Master Agreement, Party A undertakes that it shall not harm Party B’s interests during its exercise (including exercise in advance) of the subrogation right or recovery right against the Debtor or other security providers.  Party A further agrees that the realization of Party A’s subrogation right or recovery right shall be subordinated to the repayment of the debt under the Master Agreement.  In particular, prior to full repayment of the debt under the Master Agreement:

(i)                                     Party A agrees not to claim the subrogation right or the recovery right against the Debtor or other security providers.  If Party A has realized such rights for any reason, it shall apply in priority any of the proceeds so recovered to repay the outstanding debts under the Master Agreement;

(ii)                                  If there exists any security in rem for the indebtedness under the Master Agreement, Party A agrees not to claim any right to such collateral or the proceeds obtained from the auction or sale thereof on the grounds of its exercising the subrogation right. Such collateral or the proceeds shall be applied in priority to repay outstanding debts under the Master Agreement;

(iii)                               If the Debtor or any other security providers provides any counter-security in favor of Party A, the proceeds obtained from such counter-security shall be applied in priority to repay the outstanding debts under the Master Agreement.

9.8                               If the Master Agreement is not legally formed,   ineffective, or null and void, partially invalid, or is cancelled or terminated, and if Party A and the Debtor are NOT the same entity/person Party A and the Debtor shall be severally and jointly liable for the indebtedness of the Debtor arising from the return of property or compensation for losses within the Maximum Secured Amount.

9.9                               Party A is fully aware of the risk of interest rate fluctuation. In the event that the interest, the default interest or the compound interest payable by the Debtor is increased due to Party B’s adjustment of interest rates, interest calculation or settlement methods in accordance with the Master Agreement or the interest rate policies promulgated by governmental authorities, Party A shall remain liable for such increased portion.

9.10                        If the Debtor owes Party B any other due and payable debts in addition to the debts under the Master Agreement, Party B is entitled to debit any of the Debtor’s account in RMB or other currencies at China Construction Bank and may choose to repay any of the due and payable debts in the order it deems appropriate. Party A’s obligations hereunder shall not be reduced or discharged in any way.

10.                               EVENTS OF  DEFAULT

10.1                                    Party A’s Events of Default:

If Party A breaches any provision hereunder, or any of the representations and warranties it has made proves to be false, inaccurate or incomplete, Party B is entitled to take any one or more of the following actions:

(i)           To request Party A to rectify the breaches within the prescribed period;

(ii)          To request Party A to provide new security;

(iii)         To request Party A to compensate Party B for the losses suffered;

(iv)         To dispose of the Mortgaged Properties;

(v)          Other remedial measures available under the applicable laws.

Party B is entitled to elect any of the methods agreed in (ii) to (iv) of Article 6.5 hereunder to apply the sales proceeds from disposal of the Mortgaged Properties, and Party A shall assist Party B on the relevant procedures.

If for any reason attributed to Party A, this Mortgage has not been effected, or the value of the Mortgaged Properties decreases, or Party B fails to realize its rights hereunder in a timely manner or to the  full extent, and if Party A and the Debtor are NOT one and the same entity/person, Party B is entitled to hold Party A and the Debtor jointly and severally liable for the debts under the Master Agreement up to the Maximum Secured Amount.

10.2                        Party B’s Events of Default:

If the ownership/title documents of the Mortgaged Properties retained by Party B is missing as a result of Party B’s fault or after the debts under the Master Agreement have been paid in full, Party B fails to return the ownership/title documents to Party A in a timely manner or fails to assist Party A upon Party A’s request to deregister this Mortgage in accordance with the applicable laws, Party A is entitled to take any one or more of the following actions:

(i)                  To request Party B to bear the costs incurred by Party A in obtaining reissued ownership/title documents of the Mortgaged Properties;

(ii)               To request Party B to return the ownership/title documents of the Mortgaged Properties within a prescribed period, or to assist in deregistering this Mortgage.

11.                               MISCELLANEOUS

11.1                                    Cost Allocation

Unless otherwise agreed by the Parties, all the expenses (including without limitation the expenses in connection with possession, management, disposal, registration, notarization, insurance, transportation, storage, custody, valuation/appraisal, repair, maintenance, auction and transfer) in association with this Contract or the Mortgaged Properties hereunder shall be borne by Party A.

11.2                                    Direct Debit Right

Party B is entitled to debit, without prior notice to Party A, any bank account of Party A at China Construction Bank in RMB or other currencies to pay all amounts payable under this Contract. Party A shall assist Party B to complete any procedures for foreign exchange settlement or sale, and Party A shall bear the risk of exchange rate fluctuation.

11.3                                    Use of Party A’s Information

Party A agrees that Party B is entitled to inquire about Party A’s creditworthiness with the Credit Database or relevant authorities established or approved by the People’s Bank of China and the Credit Reference Agency, and that Party B is entitled to provide Party A’s information to such Credit Database.  Party A further agrees that Party B may reasonably use and disclose Party A’s information for business purpose.

11.4                                    Collection by Public Announcement

In the event of Party A’s default, Party B is entitled to report to relevant authorities and claim payments by means of public announcement via press.

11.5                                    Party B’s Record as Evidence

Unless there is reliable and definitive evidence to the contrary, Party B’s internal records of principal, interest, expenses and repayments, receipts, vouchers made or retained by Party B during the course of any drawdown, repayment, interest payment, and records and vouchers relating to collections by Party B shall constitute valid evidence of the creditor-debtor relationship under the Master Agreement. Party A shall not raise any objection merely because the above records, receipts, vouchers are made or retained by Party B.

11.6                                    No Waivers

Party B’s rights hereunder shall not prejudice or exclude any other rights Party B is entitled to under applicable laws, regulations and other contracts.  No forbearance, extension of time limit, preferential treatment or delay in exercising any right hereunder shall be deemed to constitute a waiver of rights and interests hereunder or permit or recognition of any breach of this Contract.  Nor shall it restrict, prevent or interfere with the continuous exercise of such right at a later time or any other right, nor shall the foregoing cause Party B to be liable in any way to Party A.

If Party B fails to exercise or delays in exercising any right hereunder, or fails to exhaust the remedies available under the Master Agreement, Party A’s liability under this Contract shall not be reduced or discharged; provided that, if Party B reduces or waives the debts under the Master Agreement, Party A’s liability hereunder shall be reduced or discharged correspondingly.

11.7                                    Party A shall promptly notify Party B in writing in the event of (i) division, dissolution, subjecting to insolvency, cancellation of registration, revocation of business license, or (ii)  damage to, destruction or infringement of the Mortgaged Properties as a result of any natural course or a third party’s acts, or (iii) the Mortgaged Properties ceasing to be controlled by Party A as a result of any natural course or a third party’s acts, or (iv) any dispute arising in connection with the ownership of the Mortgaged Properties, or (v) the ownership/title documents of the Mortgaged Properties being cancelled.

11.8                                    Dissolution or Bankruptcy of the Debtor

If Party A is aware that the Debtor is in the proceeding of dissolution or bankruptcy, it shall promptly notify and remind Party B to declare rights, and shall participate in the dissolution or bankruptcy proceeding to exercise preventive recourse right.  Party A shall be held liable for the loss caused as a result of its failure to timely exercise the preventive recourse right if it is or should be aware of the Debtor’s dissolution or bankruptcy proceeding.

Notwithstanding the provision of Article 11.6, if Party B and the Debtor agree on settlement agreement or restructuring plan in the process of bankruptcy proceeding, any such settlement agreement or restructuring plan shall not prejudice Party B’s rights hereunder and Party A’s liability shall not be reduced or discharged.  Party A shall not object to any claim made by Party B hereunder by invoking the settlement agreement or the restructuring plan.  Party B is entitled to demand Party A for repayment of any outstanding debts in relation to which it may have made concession in the settlement agreement or the restructuring plan.

11.9                                    Dissolution or Bankruptcy of Party A

In the event of dissolution or bankruptcy of Party A, Party B is entitled to participate in the dissolution or bankruptcy proceeding to declare rights even if the indebtedness under the Master Agreement is not yet due.

11.10                             In the event of any change to its address or other contact information, Party A shall promptly notify Party B of such change in writing.  Party A shall be liable for any loss caused by its failure of giving prompt notice of such change.

11.11                 Other Provisions

(1)                                      If the Debtor fails to comply with all applicable laws, regulations or rules on environmental protection, energy saving and emission/pollution reduction, or if there is any potential risk of energy dissipation or pollution, Party B is  entitled to accelerate the exercise of its rights hereunder and adopt other remedial measures provided hereunder or permitted by laws.

11.12                 Dispute Resolution

Any dispute arising from the performance of this Contract may be settled by consultation.  If the dispute can not be resolved through consultation, such dispute shall be submitted to _(i)_ [Please select from below]:

(i)                         the People’s court within the jurisdiction where Party B is located; or

(ii)                      _Here’s empty     [name of the arbitration committee] for arbitration at _here’s empty_ [place of arbitration] in accordance with the then prevailing arbitration rules.  The arbitration award shall be final and binding on both Party A and Party B.

The provisions hereunder not subject to the dispute shall remain enforceable during the process of litigation or arbitration.

11.13                             Effectiveness of this Contract

This Contract shall become effective upon:

(i)                                     duly execution by the legal representative/(principal officer) or authorized representative of Party A (or this Contract being affixed with the company chop of Party A); and

(ii)                                  duly execution by the principal officer or authorized representative of Party B (or this Contract being affixed with the company chop of Party B).

11.14                             This Contract shall be executed in _five_ counterparts.

12.                               LIST OF MORTGAGED PROPERTIES

Name of the Mortgaged Properties	Serial No. of Ownership Certificate or Other Title Certificate	Address/ Location	[ Area]/[Number of Properties]	Value of the Mortgaged Properties	Amounts of Other Indebtedness Secured by the Mortgaged Properties	Remarks
Building and land use right	2012-525577	No.2676, Wagnguo Road, Jiaxing City	30081.5M2	RMB 59,189,000

13.                               REPRESENTATIONS AND WARRANTIES BY PARTY A

13.1                                    Party A clearly understands the business scope and authorization limit of Party B.

13.2                                    Party A has read this Contract and the Master Agreement.  Party B, upon Party A’s request, has explained the terms under this Contract and the Master Agreement. Party A fully understands their meanings and corresponding legal consequences of this Contract and the Master Agreement.

13.3                                    Party A is qualified to act as a mortgagor, and the security hereunder is in accordance with laws, regulations, rules, Party A’s articles of association or other internal constitutional documents and has been approved by its internal authority and/or competent state authorities. Party A shall be liable for any and all consequences resulting from its incapability or lack of qualifications or authority to execute this Contract, including without limitation full compensations for any and all losses of Party B.

13.4                                    Party A acknowledges that it fully understands the Debtor’s situation including without limitation assets, debts, operation, creditworthiness and reputation, and its qualification and authority for execution of the Master Agreement, as well as all provisions thereunder.

13.5                                    Party A owns or has the right to dispose of the Mortgaged Properties in accordance with the applicable laws.  The Mortgaged Properties are neither public facilities nor properties prohibited from being sold or transferred.  No ownership or title disputes are subsisting with respect to the Mortgaged Properties.

13.6                                    The Mortgaged Properties are not co-owned by Party A with others, or if there are other co-owner(s), such co-owner(s) have given their written consent to the grant and creation of this Mortgage.

13.7                                    Other than those notified to Party B in writing, the Mortgaged Properties are free of any flaw or encumbrance, including without limitation,  (i) the transfer of the Mortgaged Properties is restricted; or (ii) the Mortgaged Properties have been seized, impounded or subjected to custody of authorities, lease or lien; or (iii) there exist unpaid debts in relation to the Mortgaged Properties, including purchasing price, maintenance expenses, construction costs, tax, government levies for the granting of state-owned land use rights or compensation payments etc., which are due and unpaid; or (iv) the Mortgaged Properties have been used as security for the benefit of a third party.

13.8                                    All the data and information pertaining to the Mortgaged Properties provided by Party A to Party B are authentic, legitimate, accurate and complete.

13.9                                    The grant of this Mortgage by Party A does not prejudice any third party’s legal interests or violate any statutory or contractual obligations of Party A.

IN WITNESS whereof this Contract has been executed on the date set out at the beginning of this Contract by:

Party A: Hardinge Precision Machinery (Jiaxing) Co., Ltd

(company seal)

Legal Representative: RICHARD LEIGH SIMONS

Authorized representative: Zhang Shuxin

Date: 20th Dec 2012

Party B: CHINA CONSTRUCTION BANK JIAXING BRANCH

(company seal)

Vice President: Zhu Jinming

Date: 20th Dec 2012

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